EXHIBIT 8

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON FOUNDED 1866	los angeles new york san francisco shanghai singapore sydney tokyo washington, d.c.

March 20, 2008

Genworth Life and Annuity Insurance Company

6610 West Broad Street

Richmond, Virginia  23230

Re:          Genworth Global Funding Trusts 2008-9 and 2008-10 Genworth DirectNotesSM

Ladies and Gentlemen:

                This opinion letter is delivered to you in connection with:

1.

the issuance by Genworth Global Funding Trust 2008-9 (the “2008-9 Trust”) of $8,351,000.00 aggregate principal amount of the 2008-9 Trust’s 5.60% DirectNotesSM due March 15, 2019 (the “2008-9 Notes”) related to funding agreement No. GS-R6025 (the “2008-9 Funding Agreement”) executed by Genworth Life and Annuity Insurance Company, a stock life insurance company operating under a charter granted by the Commonwealth of Virginia (“GLAIC”); and

2.

the issuance by Genworth Global Funding Trust 2008-10 (the “2008-10 Trust”) of $3,838,000.00 aggregate principal amount of the 2008-10 Trust’s 6.10% DirectNotesSM due March 15, 2033 (the “2008-10 Notes”) related to funding agreement No. GS-R6026 (the “2008-10 Funding Agreement”) executed by GLAIC.

The 2008-9 Trust and the 2008-10 Trust are referred to collectively herein as the “Trusts”; the 2008-9 Notes and the 2008-10 Notes are referred to collectively herein as the “Notes”; and the 2008-9 Funding Agreement and the 2008-10 Funding Agreement are referred to collectively herein as the “Funding Agreements.”  The Trusts were formed on March 17, 2008 (the “Formation Date”) and the Notes will be issued on March 20, 2008 (the “Issuance Date”).

                We have acted as counsel to GLAIC and each other agent under the Genworth Global Funding Trusts Program (each, an “Agent”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by GLAIC, of (i) a Registration Statement on Form S-3 (File No. 333-128718) on September 30, 2005, as amended by Amendment No. 1 filed with the Commission on December 8, 2005 (including the documents incorporated by reference therein, the “Registration Statement”), (ii) a prospectus dated December 9, 2005 (the “Prospectus”), relating to secured medium-term notes to be issued from time to time by newly established separate and distinct special purpose common law trusts, each of which will be formed in a jurisdiction located in the United States specified in the applicable pricing supplement, (iii) a prospectus supplement to the Prospectus dated December 9, 2005, relating to the Notes under the Genworth DirectNotesSM program to be issued from time to time by the trusts (the “Retail Prospectus Supplement” and, together with the Prospectus, the “Retail Prospectus”).  The Registration Statement provides for: (i) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of secured medium-term notes to be issued by the trusts and (ii) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, of GLAIC’s funding agreements to be sold to the trusts in connection with the sale of notes.

                In furnishing this opinion letter, we have reviewed: (i) the Registration Statement, the Prospectus, the Retail Prospectus Supplement and each of the pricing supplements related to the Notes, each such pricing supplement dated March 10, 2008 (each, a “Pricing Supplement” and together the “Pricing Supplements”), (ii) each of the trust agreements, dated as of the Formation Date (the “Trust Agreements”), between U.S. Bank National Association, as successor trustee, and GSS Holdings II, Inc., as trust beneficial owner, which adopt and incorporate the standard trust terms dated December 8, 2005, (iii) each of the indentures, dated as of the Issuance Date (each, an “Indenture”), between The Bank of New York Trust Company, National Association, as successor indenture trustee, and the relevant Trust, which adopt and incorporate the standard indenture terms dated December 8, 2005, (iv) each of the pricing instruments, dated as of the Formation Date (the “Pricing Instruments”), that include the relevant Trust Agreement and Indenture executed in connection with the creation of the applicable Trust and the issuance by such Trust of the relevant Notes, (v) the Funding Agreements, (vi) the Distribution Agreement, dated December 9, 2005, entered into by and among GLAIC and the agents and co-agents named therein, acknowledged and agreed to by the relevant Trust pursuant to the applicable terms agreement, dated as of the Formation Date, executed by the Trust through the execution of the applicable Pricing Instrument, (vii) each of the Closing Instruments, dated as of the Issuance Date, related to each relevant Trust, (viii) the Notes and (ix) such other records, documents, certificates or other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies submitted to us for our examination.  We have also assumed that the transactions described in the Registration Statement are performed in the manner described therein.

                Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, the discussion set forth in the Retail Prospectus Supplement under the heading “Material United States Federal Income Tax Considerations,” to the extent describing matters of United States federal income tax law or legal conclusions with respect thereto, is our opinion.

                In rendering the opinion set forth above, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the United States Treasury Department (the “Regulations”), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant.  It should be noted that the Code, the Regulations and such judicial authorities, rulings, and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinion stated herein.

                This opinion is rendered as of the date hereof based upon the facts and law in existence on the date hereof.  We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

                We hereby consent to the filing of this letter as an exhibit to the Current Report on Form 8-K filed by GLAIC in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP